UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Mateon Therapeutics, Inc.

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701 GATEWAY BOULEVARD, SUITE 210

SOUTH SAN FRANCISCO, CALIFORNIA 94080

On October 3, 2016, Mateon Therapeutics, Inc. (the “Company”) released a video regarding the upcoming special meeting of Stockholders to be held on Friday, November 11, 2016, at 2:00 p.m., Pacific Time, at the offices of the Company’s counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 44 Montgomery Street, 36th Floor, San Francisco, California 94104.

The information below supplements information contained in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on October 3, 2016, for its Special Meeting of Shareholders to be held on November 11, 2016. The definitive proxy statement contains important additional information, and this supplement should be read in conjunction with the proxy statement and other related supplemental proxy materials.

The following message appeared before the video:

“BEFORE MAKING ANY VOTING DECISION, YOU ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC REGARDING THE SPECIAL MEETING IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE REVERSE SPLIT AND THE SPECIAL MEETING. PLEASE NOTE THE FOLLOWING VIDEO STATES THAT “EVERY SINGLE SHARE OF THE COMPANY’S COMMON STOCK WILL PARTICIPATE EQUALLY” IN REFERENCE TO THE REVERSE SPLIT. TO THE EXTENT A SHAREHOLDER WOULD RECEIVE A FRACTIONAL SHARE OF MATEON COMMON STOCK AS A RESULT OF THE REVERSE SPLIT, SUCH FRACTIONAL SHARES WOULD BE REPURCHASED BY THE COMPANY AT THE CLOSING PRICE OF MATEON COMMON STOCK ON NASDAQ ON THE LAST TRADING DAY PRIOR TO THE EFFECTIVE DATE OF THE REVERSE SPLIT. THE COMPANY ESTIMATES THAT APPROXIMATELY 1,400 TO 2,200 SHAREHOLDERS, EACH HOLDING LESS THAN FOUR SHARES OF COMMON STOCK, WOULD HAVE THEIR ENTIRE INTEREST IN THE COMPANY REPURCHASED AS FRACTIONAL SHARES UPON THE EFFECTIVENESS OF THE REVERSE SPLIT.

Please also note that this material contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of these forward-looking statements, which include statements regarding the potential market for shares of our common stock, our ability to maintain our NASDAQ listing, outcomes, data, the success of our clinical programs and product candidates, and the achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development, manufacturing and regulatory review, and the availability of additional financing to pursue and continue development of our programs. Additional information concerning factors that could cause actual results to materially differ from those in these forward-looking statements is contained in our reports to the SEC, including our reports on Forms 10-K, 10-Q and 8-K. However, we undertake no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.”

Below is the script to such video:

“Hi. I’m Bill Schwieterman, President and CEO of Mateon Therapeutics. I’m speaking to you today on behalf of the board of directors to offer you key reasons why the board believes that it is in the best interest of your investment to approve a reverse split of our common stock.

We do not come to this recommendation lightly or without a careful evaluation of alternatives. The Board believes it is imperative that the Company’s stockholders approve the reverse split at the special meeting because we have a near-term deadline of November 28 to regain compliance with The Nasdaq Stock Market’s $1.00 per share minimum closing bid price requirement. If we do not meet this requirement, our stock will be subject to delisting – there are no further grace periods provided for in Nasdaq’s listing rules. We believe that we cannot just hope that the stock price rises sufficiently on its own to avoid the consequences of delisting. These consequences may include hurting the marketability of our stock and likely harming our valuation.

We recognize that many of our stockholders have been frustrated with the Company’s perceived lack of progress over the years. We understand and share this frustration, both as stockholders personally and as members of the Board. As a stockholder, I too have experienced having my shares and options to purchase Mateon common stock subjected to two reverse stock splits. In May 2015, my continued belief in the Company’s fundamental technology and prospects led me to accept the role of President and Chief Executive Officer and to commence an initiative to turn the company around. Changing the Company’s direction takes time to accomplish properly, as such changes often do.

With more than 15 years of executive, regulatory, and drug development experience in the biopharmaceutical industry plus another10 years of experience at the U.S. Food and Drug Administration where I personally reviewed detailed clinical data from hundreds of investigational drugs, I understand well how to develop new drugs successfully, and, as a member of the Board and as the Company’s President and CEO, genuinely believe in the drugs we are developing – in fact more strongly now than ever.

However, we believe remaining listed on Nasdaq is an important part of unlocking the inherent value of our drug candidates. If we stay on Nasdaq, we believe that we will be more attractive to new investors, particularly those that buy on the open market. We also believe that being listed on a national stock exchange will also ensure that we are in a strong position when we have partnering discussions with larger pharmaceutical companies. Continuing to trade on Nasdaq is also more likely to help us to attract and retain key employees, to attract better advisors and to maximize our alternatives as we advance our product candidates. Above all else, though, we believe it directly helps our stockholders through narrower trading spreads, better liquidity and access to a larger pool of potential buyers.

All shares outstanding and all shares potentially issuable, such as shares issuable upon the exercise of warrants and options – are reduced by the same factor. Due to the reduced number of shares, stock option and warrant holders will have to pay a higher per-share exercise price to acquire the shares underlying their rights.

If we did not believe in the potential of our investigational drugs, we would not recommend you approve the reverse split. The current board of directors and I are steadfast in our belief that Mateon’s best days are ahead of us. We are making important progress in all aspects of our business.

However, in order to fully leverage all of our clinical data, and to continue building upon our recent progress, we strongly believe that all interested parties would be best served by Mateon shares remaining on Nasdaq. This vote represents the last opportunity which is fully under our control, to keep Mateon’s stock listed on the NASDAQ at this time. Again, every single share of the Company’s common stock will participate equally.

I thank you for your continued support as a shareholder – and I look forward to providing you with updates and additional information as we continue to seek to build value for shareholders and patients.”